Exhibit 99.1
FOR IMMEDIATE RELEASE
DATE: April 8, 2020

Heritage Financial Announces Change to Virtual Webcast
for 2020 Annual Shareholders’ Meeting

Olympia, WA, April 8, 2020/ PRNewswire/ - Heritage Financial Corporation (“Company” or “Heritage”) (Nasdaq: HFWA) announced today a change of its 2020 annual shareholders’ meeting. Due to the continuing public health impact of the coronavirus outbreak (COVID-19), and as part of our continued focus to provide a safe and healthy environment to our shareholders, associates, vendors and employees, Heritage has changed the meeting format from a physical in-person meeting to a virtual webcast, and invites shareholders to participate remotely.

The virtual meeting will still be held on Monday, May 4, 2020 at 10:00 a.m. Pacific time via live webcast at www.meetingcenter.io/202687503, password: HFWA2020. You must have a control number to participate in the meeting as a shareholder, otherwise you may enter as a guest. Heritage has filed additional proxy materials with the Securities and Exchange Commission and provided shareholders with instructions on how to obtain a control number.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 62 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Source: Heritage Financial Corporation
Contact: Jeffrey J. Deuel, Chief Executive Officer, (360) 943-1500